Exhibit 99.1

Contacts:

John Kyees

Chief Financial Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces September 2003 Sales and
Updates First Quarter Guidance;
Same Store Sales Increase 7.1%

BRISBANE, CALIF. – October 9, 2003 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $26.6 million for the month ended September 30, 2003, an increase of 12.7% compared to sales of $23.6 million for the month ended September 30, 2002.

Same store sales for September increased 7.1% over the comparable period of fiscal 2003.  Prior year same store sales decreased 2.0% for September 2002.

Retail sales for the 3 months ended September 30, 2003 were $82.7 million compared to $73.2 million for the corresponding period last year, an increase of 13.0%. Comparable store sales for the 3 months ended September 30, 2003 increased 6.8% compared to the corresponding period of the prior year.

The Company is raising earnings per share guidance for the first quarter to the range of $0.21 to $0.23 per share from previous guidance of $0.18 to $0.21 per share.

bebe stores, inc. provides additional information on a recorded message.  Interested parties are invited to listen to the message by calling (415) 657-1010.

bebe stores, inc. will host a conference call on Thursday, October 23, 2003 at 9:30 A.M. Pacific Time to discuss first quarter results and guidance for future periods.  Interested parties are invited to listen to the conference by calling (800) 283-1693.  A replay of the call will be available for approximately one week by calling (888) 266-2081 and using the passcode “2323”.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and BEBE SPORT brand names. bebe currently operates 184 stores in the United States and Canada, and an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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